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                                                                      Exhibit 99

P.O. BOX 3373
One PPG Place
Pittsburgh, PA 15230-3373

                                            Media Contact:
                                            Jim Leonard
                                            (412) 338-1736

                                            Investor Contact:
                                            J. Scott Keller
                                            (412) 338-1708


FOR IMMEDIATE RELEASE

                           USINOR MAKES OFFER FOR J&L

     Pittsburgh September 23, 1998--J&L Specialty Steel, Inc. (NYSE JL) announced today that Usinor, a French corporation and owner of approximately 53% of J&L's stock, has made a cash merger proposal to the Board of Directors of J&L whereby it would acquire the remaining outstanding shares of J&L stock at $5.75 per share. Currently J&L has 38,763,000 shares of common stock outstanding; 20,730,000 of which are owned by Usinor and 18,033,000 of which are owned by other shareholders. After the proposed acquisition, J&L would become a wholly-owned subsidiary of Usinor.

     J&L's Board of Directors has established a committee of independent directors to evaluate and report on the fairness of the Usinor offer. This committee, which is comprised entirely of directors who are not employees of either J&L or Usinor, intends to issue its report to the full Board of Directors of J&L by the end of October.

     J&L Specialty Steel is a leading manufacturer of flat rolled stainless steel products. The company is headquartered in Pittsburgh, PA, with plants located in Midland, PA, Louisville, OH and Detroit, MI.